 Exhibit 99.1

ParkerVision Reports First Quarter 2024 Results

JACKSONVILLE, Fla., May 14, 2024 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the three months ended March 31, 2024.

 2024 Summary and Recent Developments

●

The Company is awaiting a decision from the United States Court of Appeals for the Federal Circuit (CAFC) following the November 6, 2023 oral arguments in ParkerVision v. Qualcomm (Middle District of Florida - Orlando).

●	In January 2024, the Company received favorable claim construction rulings in its patent infringement actions against MediaTek and Realtek in the Western District of Texas.
●	MediaTek is scheduled for a jury trial in December 2024.
●	Realtek is scheduled for a jury trial in January 2025.

●	A combined claim construction hearing is scheduled in mid-June 2024 for pending actions against Texas Instruments, NXP Semiconductors and the second action against MediaTek.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “During the next eighteen months, we have four scheduled jury trials in our patent infringement cases in the Western District of Texas, beginning with MediaTek in December 2024.  Additionally, we have a number of cases currently stayed, including patent infringement actions against Qualcomm and Apple in the Middle District of Florida, LG in New Jersey, and TCL and LGE in the Western District of Texas.  These cases are stayed pending the outcome of other active cases.  We continue to be willing to negotiate a fair business arrangement with each of the defendants, however, we are also eager to present our facts to a jury."

Financial Results

●

ParkerVision reported a net loss for the first quarter of 2024 of $0.7 million, or $0.01 per common share, compared to net income of $13.1 million, or $0.16 per common share for the first quarter of 2023.   The 2023 net income was the result of a $25 million patent license and settlement agreement entered into in February 2023, net of contingent fees and expenses.

●	The Company used $0.8 million in cash for operations for the first quarter of 2024, ending the quarter with $1.7 million in cash and cash equivalents.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements.  The words "believe," and "hopeful," and similar expressions are intended to identify these forward-looking statements.  The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.  There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and disclosures in the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

	(unaudited)
(in thousands)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$1,734	$2,560
Prepaid expenses and other current assets	96	95
Intangible assets & other noncurrent assets	1,308	1,368
Total assets	3,138	4,023

Current liabilities	2,537	2,289
Contingent payment obligations	36,800	37,020
Convertible notes, net of current portion	3,518	3,893
Other long-term liabilities	306	340
Shareholders’ deficit	(40,023)	(39,519)
Total liabilities and shareholders’ deficit	$3,138	$4,023

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31,
	2024	2023
Licensing revenue	$-	$25,000
Cost of sales	(59)	(43)
Gross margin	(59)	24,957

Selling, general and administrative expenses	773	12,085
Total operating expenses	773	12,085

Interest expense and other	(81)	(106)
Change in fair value of contingent payment obligations	220	349
Total other income (expense), net	139	243

Net (loss) income	$(693)	$13,115

Basic (loss) earnings per common share	$(0.01)	$0.16
Diluted (loss) earnings per common share	$(0.01)	$0.11

Weighted average shares outstanding
Basic	88,164	83,968
Diluted	88,164	121,696

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Three Months Ended
(in thousands)	March 31,
	2024	2023
Net cash (used in) provided by operating activities	$(793)	$13,154
Net cash used in investing activities	-	-
Net cash (used in) provided by financing activities	(33)	797

Net (decrease) increase in cash and cash equivalents and restricted cash	(826)	13,951

Cash and cash equivalents and restricted cash - beginning of period	2,560	109

Cash and cash equivalents and restricted cash - end of period	$1,734	$14,060